EXHIBIT 4.2

         FORM OF
         DIRECTOR STOCK AGREEMENT



              1.  OPTION GRANT.  Tupperware Corporation, a Delaware cor-

         poration ("Tupperware"), pursuant to the Tupperware Corporation

         Director Stock Plan (the "Plan"), a copy of which is attached,

         hereby grants to the Director as of the Date of Grant an option to purchase from Tupperware a number of shares of the common stock of Tupperware, $0.01 par value ("Common Stock"), at the

         Option Price, all as specifically indicated above.  The Option

         Term shall mean the period which begins on the Date of Grant and ends on the date the Option Term Expires, as set forth above.  The option is exercisable in accordance with the terms and conditions of this Agreement and the Plan.  The Director shall execute and return this Agreement to Tupperware.  If

         Tupperware determines that any agreement from the Director is appropriate in order to comply with any listing, registration or other legal requirement, the Director shall execute and deliver such agreement to Tupperware.  All determinations and interpretations made by Tupperware in connection with any ques-

         tion arising under this Agreement or the Plan shall be binding and conclusive upon the Director or his or her legal represen-

         tative.







              2.  EXERCISE PERIOD.  This option shall become exercisable as set forth above and shall continue to be exercisable, until exercised, during the term which begins on the date the Exer-

         cise Rights Begin and ends on the date the Option Term Expires.

         Exceptions to this general rule shall apply in the event of termination of membership on the Board of Directors of

         Tupperware, death or a Change of Control, as provided in Sec-

         tions 14, 15 and 16 of the Plan.



              3.  EXERCISE PROCEDURE.  Options are exercised by deliver-

         ing a written notice to Tupperware specifying the number of shares to be purchased, and by including payment in full of the

         Option Price for such shares.  Tupperware shall make available to the Director a form that may be used for this purpose.  The date of exercise shall be the date on which such notice and payment is received by Tupperware.



                   4.  PAYMENT OF THE OPTION PRICE.  Payment of the

         Option Price for the number of shares to be purchased shall be made (i) in cash (including a check, bank draft, money order,

         or wire transfer), (ii) by delivery to Tupperware of

         previously-owned shares of Common Stock having a fair market value at least equal to the Option Price for such shares, or

         (iii) by any combination of cash and such Common Stock.  For this purpose, the "fair market value" of Common Stock shall be



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         the closing price of a share of Common Stock on the Composite

         Tape for New York Stock Exchange Listed Stocks on the day

         before the date of exercise or, if there is no reported sale on that day, on the last preceding date on which a reported sale occurred.



                   5.  DELIVERY OF CERTIFICATE(S).  Upon any exercise of

         this option, Tupperware shall deliver the certificate(s) repre-

         senting the number of shares purchased.  The certificate(s)

         shall be registered in the name of the Director, or if the

         Director so requests in writing at the time of exercise, joint-

         ly in the name of the Director and another person with rights of survivorship.  If the Director dies, the certificate(s)

         shall be registered in the name of the person entitled to exer-

         cise this option in accordance with Section 15 of the Plan.



                   6.  TRANSFERABILITY.  In accordance with Section 10

         of the Plan, the option may not be assigned, encumbered or transferred. During the lifetime of the Director, the option may be exercised only by the Director.  If the Director dies,

         the option may be transferred in accordance with Section 15 of the Plan.



                   7.  NOTICES.  All notices hereunder to Tupperware

         shall be delivered or mailed to the Corporate Secretary of





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         Tupperware Corporation at its headquarters office.  All notices hereunder to the Director shall be delivered personally or mailed to the Director's address indicated below, unless the

         Director notifies Tupperware in writing of a change of address.



                   8.  ASSUMPTION OF RISK.  It is expressly understood

         and agreed that the Director assumes all risks incident to any change hereafter in applicable laws or regulations, or incident to any change in the market value of the Common Stock after the exercise of this option in whole or in part.



                   9.  GENERAL.  This Agreement has been entered into

         pursuant to the Plan and is subject to all restrictions, terms and provisions of the Plan, which are incorporated by reference into this Agreement. In the event of any inconsistency between any provision of the Plan and this Agreement, the terms of the

         Plan shall control.



                   THE PARTIES CONFIRM THIS AGREEMENT EFFECTIVE AS OF THE DATE OF GRANT AND HAVE EXECUTED IT ON ___________________ 199_.


         TUPPERWARE CORPORATION             DIRECTOR


                                       ________________________________
         THOMAS M. ROEHLK                   Signature
         SENIOR VICE PRESIDENT,
         GENERAL COUNSEL AND           ________________________________
         SECRETARY                         Street Address

                                       ________________________________
                                       City         State      Zip Code



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